Exhibit 10.15

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed.  Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “AGREEMENT”) is made effective as of the 10th of January 2020 (the “EFFECTIVE DATE”), by and among Axsome Therapeutics, Inc., a corporation organized and existing under the laws of Delaware with offices at 200 Broadway, 3rd Floor, New York, NY 10038 (“AXSOME”) and Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, NY 10017 (“PFIZER”). AXSOME and PFIZER may, from time-to-time, be individually referred to as a “PARTY” and collectively referred to as the “PARTIES”.

WHEREAS, AXSOME wishes to receive and PFIZER wishes to grant certain licenses to certain rights to intellectual property related to the compound reboxetine and its enantiomeric form, esreboxetine on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the PARTIES hereby acknowledge, the PARTIES hereby agree as follows:

1.         Definitions; Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (c) the word "will" shall be construed to have the same meaning and effect as the word "shall", (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any PERSON shall be construed to include the PERSON's successors and assigns, (f) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this AGREEMENT in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this AGREEMENT, and references to this AGREEMENT include all Exhibits and Schedules hereto, (h) the word "notice" means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this AGREEMENT, (i) provisions that require that a PARTIES, the PARTIES or any committee hereunder "agree", "consent" or "approve" or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof and (k) the term "or" shall be interpreted in the inclusive sense commonly associated with the term "and/or".    The following definitions shall have the meanings set forth below:

1.1       “AFFILIATE” means, with respect to a PARTY, any PERSON that controls, is controlled by, or is under common control with that PARTY.  For the purpose of this definition only,  “control” shall mean: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting securities or other ownership interest, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of such entity.

1.2       “AGREEMENT” has the meaning set forth in the PREAMBLE.

1.3       “API” means an active pharmaceutical ingredient.

1.4       “APPLICABLE LAW” means any applicable law, statute, rule, regulation, order, judgment or ordinance of, if applicable, any GOVERNMENTAL AUTHORITY.

1.5       “AXSOME INDEMNITEES” has the meaning set forth in Section 12.2.

1.6       “BANKRUPTCY CODE” means the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof.

1.7       “BANKRUPTCY EVENT” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a PARTY under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the BANKRUPTCY CODE, where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the insolvency or making of an assignment for the benefit of creditors or the admittance by a PARTY of any involuntary debts as they mature, (c) the institution of any reorganization, arrangement or other readjustment of debt plan of a PARTY not involving the BANKRUPTCY CODE, (d) appointment of a receiver for all or substantially all of a PARTY’s assets, or (e) any corporate action taken by the board of directors of a PARTY in furtherance of any of the foregoing actions.

1.8       “BUSINESS DAY” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by APPLICABLE LAW to remain closed.

1.9       “CALENDAR QUARTER” means any of the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10     “CALENDAR YEAR” means each calendar year from the first day of the month of January until the last day of the month of December.

1.11     “CAP” has the meaning set forth in Section 13.2.

1.12     “CDA” has the meaning set forth in Section 18.11.

1.13     “CLAIM” means any demand, claim, action or proceeding (whether criminal or civil, in contract, tort or otherwise) for losses, damages (including for consequential damages, lost profits or punitive damages), liabilities, costs and expenses (including for attorneys’ fees).

1.14     “CLINICAL TRIAL” means a human clinical study conducted on human subjects that is designed to (a) investigate whether or establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support REGULATORY APPROVAL of such pharmaceutical product or label expansion of such pharmaceutical product.  Without limiting the foregoing, CLINICAL TRIAL includes phase 1,  phase 2 and phase 3 clinical investigations as such terms are defined in Section 312.21 of Title 21 of the Code of Federal Regulations in the United States of America.

1.15     “COMBINATION PRODUCT” means a PRODUCT that contains a COMPOUND and at least one other NON-COMPOUND API.

1.16     “COMMERCIALIZE” means with respect to subject matter that is a COMPOUND or a PRODUCT, to market, promote, distribute, offer for sale, sell or otherwise commercialize such subject matter.  COMMERCIALIZED and COMMERCIALIZATION has the corresponding meaning.

1.17     “COMMERCIALLY REASONABLE EFFORTS” means, with respect to the efforts and resources to be expended by a PARTY and with respect to any objective, those reasonable, good faith efforts and resources expended to accomplish such objective, including relating to the DEVELOPMENT, MANUFACTURING or COMMERCIALIZATION of a COMPOUND or PRODUCT, as commonly dedicated by a company of similar size and resources in the research-based pharmaceutical industry in performing applicable activities with respect to a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and the status of such product, profitability (including pricing and reimbursement) and other relevant scientific, technical, regulatory and commercial factors.

1.18     “COMPOUND” means reboxetine and or esreboxetine and any salt, solvate, hydrate, stereoisomer, prodrug, metabolite, isomer, enantiomer, tautomer or polymorph of any of the foregoing compounds described in clauses (a), (b) or (c).

1.19     “CONFIDENTIAL INFORMATION” has the meaning set forth in Section 9.1.

1.20     “CONTROL” means, with respect to any INTELLECTUAL PROPERTY RIGHTS or other rights to provide data or other information, the legal authority or right (whether by ownership, license or otherwise) of a PARTY to grant a license or a sublicense of or under such INTELLECTUAL PROPERTY RIGHTS to the other PARTY or provide such data or other information to such other PARTY as set forth in this AGREEMENT without breaching the terms of any agreement with a THIRD PARTY.  “CONTROLLED” and “CONTROLLING” have the corresponding meanings.

1.21     “DEVELOP” means with respect to subject matter that is a COMPOUND or a PRODUCT, to conduct any and all research and development activities necessary to obtain REGULATORY APPROVAL of such subject matter.    “DEVELOPED”,  “DEVELOPING” and DEVELOPMENT have corresponding meanings.

1.22     “DISPUTE” has the meaning set forth in Section 17.1.

1.23     “EFFECTIVE DATE” has the meaning set forth in the PREAMBLE.

1.24     “ELECTION NOTICE” has the meaning set forth in Section 8.3.7.

1.25     “EXPLOIT” means with respect to subject matter that is a  COMPOUND or a  PRODUCT,  any one or more of the following: to DEVELOP, to MANUFACTURE, to use, to COMMERCIALIZE or to otherwise to exploit the subject matter.  “EXPLOITATION”, “EXPLOITING” and “EXPLOITED” has the corresponding meaning.

1.26     “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.27     “FIELD” means the treatment, diagnosis or prevention of any disease or condition in humans.

1.28     “FIRST COMMERCIAL SALE” means, with respect to a PRODUCT, the first sale of such PRODUCT to a THIRD PARTY by AXSOME, AXSOME’s AFFILIATE or a PRODUCT TRANSFEREE in the TERRITORY.

1.29     “FORCE MAJEURE EVENT” has the meaning set forth in Section 18.4.

1.30     “GAAP” means United States generally accepted accounting principles, consistently applied.

1.31     “GENERIC COMPETITION” means, with respect to a PRODUCT, the condition in which the aggregate market share in the TERRITORY during a CALENDAR QUARTER of a GENERIC PRODUCT is [***] percent  ([***]%) or more by unit volume (based on data provided by a reliable THIRD PARTY data source mutually agreed to by the PARTIES) of combined unit sales of the PRODUCT and all applicable GENERIC PRODUCTS.

1.32     “GENERIC PRODUCT” means, with respect to a PRODUCT, any pharmaceutical product that (a) is sold by a THIRD PARTY in the TERRITORY without the prior authorization of AXSOME, an AFFILIATE of AXSOME or a PRODUCT TRANSFEREE, (b) receives approval, registration, license or authorization to sell such product in the TERRITORY in full or partial reliance on the REGULATORY APPROVAL of the PRODUCT and (c) is determined by a REGULATORY AUTHORITY to be therapeutically equivalent to and substitutable with the PRODUCT, it being acknowledged that the foregoing standard is intended to be generally consistent with the standard set forth in the preface to the Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book, as amended from time to time) published by the U.S. Food and Drug Administration.   For avoidance of doubt, GENERIC PRODUCT includes a product approved under Section 505(j) of the United States Federal Food, Drug, and Cosmetic Act.

1.33     “GOVERNMENTAL AUTHORITY” means any court, agency, department, authority or other instrumentality of national, state, country, city or other political subdivision.

1.34     “INDEMNITEE” is defined in Section 12.3.

1.35     “INDEMNITOR” is defined in Section 12.3.

1.36     “INTELLECTUAL PROPERTY RIGHTS” means any and all trade secrets, copyrights,  PATENT RIGHTS, trademarks, moral rights, KNOW-HOW and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.37     “KNOW-HOW” means any proprietary invention, discovery, development, data, information, process, method, technique or other know-how, whether or not patentable.

1.38     “KNOWLEDGE” means, with respect to a PARTY, the actual knowledge of the PARTY’s in-house patent counsel employed by the PARTY whose area of responsibility relates to the representation or warranty that the PARTY makes under this AGREEMENT.

1.39     “LICENSED IP” means, collectively, the LICENSED PATENT RIGHTS and LICENSED KNOW-HOW.

1.40     “LICENSED KNOW-HOW” means all KNOW-HOW that is listed in the TRANSFER SCHEDULE.

1.41     “LICENSED PATENT RIGHTS” means all PATENT RIGHTS listed in Schedule 1.40; and all PATENT RIGHTS resulting from any interference, inter partes review, reexamination, reissue or revival of any of the foregoing PATENT RIGHTS; and extensions or restorations of any of the foregoing, by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates and the equivalent thereof.

1.42     “MANUFACTURE” means with respect to subject matter that is a COMPOUND, a PRODUCT or a component thereof, to make, produce, manufacture, process, fill, finish,

package, label, perform quality assurance testing, release, ship or store such subject matter.    “MANUFACTURING” and “MANUFACTURED” has the corresponding meaning.

1.43     “MARGINAL ROYALTY” means for each MARGINAL SALES RANGE an amount equal to the applicable NET SALES within the MARGINAL SALES RANGE multiplied by the corresponding MARGINAL ROYALTY RATE.

1.44     “MARGINAL ROYALTY RATES” means the royalty rates set forth in Schedule 5.5 that correspond to each of the MARGINAL SALES RANGES.

1.45     “MARGINAL SALES RANGES” means for each PRODUCT the ranges as set forth in Schedule 5.5 of NET SALES in a CALENDAR YEAR of the PRODUCT that are made during the ROYALTY TERM.

1.46     “MILESTONE PAYMENTS” means, collectively, the REGULATORY APPROVAL MILESTONE PAYMENTS and the SALES MILESTONE PAYMENTS.

1.47     “NET SALES” means, with respect to a PRODUCT distributed or sold in the TERRITORY to THIRD PARTIES by AXSOME,  AXSOME’s AFFILIATES or any PRODUCT TRANSFEREE, gross receipts from sales of such PRODUCTS in the TERRITORY, less in each case (a) sales returns and allowances actually paid, granted or accrued, including trade, quantity and cash discounts and other adjustments, including those granted   on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargebacks, reimbursements or similar payments granted or given to wholesalers, distributors, buying groups or other institutions, (b) customs or excise duties, valued-added taxes, sales taxes, consumption taxes and other taxes (except income taxes) or duties relating to sales, any payment in respect of sales to the United States government, any state government or any foreign government, or to any other governmental authority, or with respect to any government-subsidized program or managed care organization, (c) freight and insurance (to the extent that such costs are included in the amount invoiced to customers and included in gross sales) up to but not more than [***] percent  ([***]%) of the gross receipts from sales in the TERRITORY of the applicable PRODUCTS, and (d) reasonable distributors’ and inventory management fees, including fees for services provided by wholesalers and warehousing chains, in connection with the sale and distribution of PRODUCTS.   NET SALES shall be determined from AXSOME’s books and records maintained in accordance with GAAP consistently applied.    NET SALES of a PRODUCT that is a COMBINATION PRODUCT shall be calculated as set forth in Schedule 1.46.  For clarity, sales of a PRODUCT between any of AXSOME, an AFFILIATE of AXSOME, and a PRODUCT TRANSFEREE shall be disregarded for purposes of calculating NET SALES.  Any sale made for academic research or clinical purposes or for a bona fide charitable purpose at an invoice price equal to or less than the costs of goods sold plus freight for the units sold shall not be considered a “NET SALE”.

1.48     “NON-COMPOUND API” has the meaning set forth in Schedule 1.16.

1.49     "OTHER PRODUCT" has the meaning set forth in Schedule 1.16.

1.50     “PARTY” and “PARTIES” has the meaning set forth in the PREAMBLE.

1.51     “PATENT MAINTENANCE” has the meaning set forth in Section 8.3.

1.52     “PATENT PROSECUTION” has the meaning set forth in Section 8.3.

1.53     “PATENT RIGHTS” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, divisions, continuations, substitutions, continuations-in-part and renewals, and all patents granted thereon, (c) patents-of-addition, re-examinations, reissues and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.

1.54     “PERSON” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.55     “PFIZER INDEMNITEES” has the meaning set forth in Section 12.1.

1.56     “PREAMBLE” means the first full paragraph of this AGREEMENT.

1.57     “PRODUCT” means a pharmaceutical product that contains or incorporates one or more COMPOUNDs,  and which may also contain or incorporate one or more NON-COMPOUND APIs.

1.58     “PRODUCT TRANSFEREE” means with respect to a PRODUCT a THIRD PARTY that either: (a) directly receives from AXSOME or an AFFILIATE of AXSOME rights to COMMERCIALIZE the PRODUCT; or (b) receives from another PRODUCT TRANSFEREE rights to COMMERCIALIZE the PRODUCT.

1.59     “RECIPIENTS” has the meaning set forth in Section 9.2.

1.60     “REGULATORY APPROVAL” means, with respect to a PRODUCT,  any approval, registration, license or authorization that is necessary to COMMERCIALIZE such PRODUCT in the TERRITORY.

1.61     “REGULATORY APPROVAL MILESTONES” means the milestones set forth in Schedule 5.3.

1.62     “REGULATORY APPROVAL MILESTONE PAYMENTS” means the payments set forth in Schedule 5.3 that correspond to each of the REGULATORY APPROVAL MILESTONES.

1.63     “REGULATORY AUTHORITY” means any GOVERNMENTAL AUTHORITY responsible for granting a REGULATORY APPROVAL.

1.64     “REGULATORY FILING” means, with respect to a PRODUCT, any submission to a REGULATORY AUTHORITY of any appropriate application related to REGULATORY APPROVAL, including, without limitation, any an investigational new drug application, new drug application, submission to a regulatory advisory board, marketing authorization application and any supplement or amendment thereto.

1.65     “RELEVANT RECORDS” has the meaning set forth in in Section 7.1.

1.66     “RESIDUALS” means, with respect to a PARTY, information in non-tangible form which is retained in the unaided memory of individuals employed or retained by such PARTY including ideas, concepts, know-how or techniques contained therein.

1.67     “REVIEW PERIOD” has the meaning set forth in Section 15.3.

1.68     “ROFN” has the meaning set forth in Section 10.2.

1.69     “ROFN EXERCISE NOTICE” has the meaning set forth in Section 10.4.

1.70     “ROFN MILESTONE” means, with respect to a PRODUCT, the occurrence of any of the following: (a) [***]; (b) [***]; (c) receipt by AXSOME, its AFFILIATE or SUBLICENESEE (if applicable) of top-line data from a [***] of the [***];  or (d) [***].

1.71     “ROFN NEGOTIATION PERIOD” has the meaning set forth in Section 10.1.

1.72     “ROFN NOTICE PERIOD” has the meaning set forth in Section 10.1.

1.73     “ROFN OFFER NOTICE” has the meaning set forth in Section 10.3.

1.74     “ROYALTY PAYMENTS” means for each PRODUCT and for each CALENDAR YEAR, the sum of MARGINAL ROYALTIES paid in accordance with Section 5.5.

1.75     “ROYALTY TERM” means, with respect to each PRODUCT the period commencing on the FIRST COMMERCIAL SALE of such PRODUCT and expiring upon the later of: (a) [***] following the date of FIRST COMMERCIAL SALE of the PRODUCT, (b) the expiration of all regulatory or data exclusivity for such PRODUCT in the TERRITORY or (c) the date upon which the manufacture, use or sale of such PRODUCT in such country would no longer infringe, but for the license granted herein, a

VALID CLAIM of a LICENSED PATENT RIGHT covering such PRODUCT in the TERRITORY.

1.76     “SALES MILESTONES” means the milestones set forth in Schedule 5.4.

1.77     “SALES MILESTONE PAYMENTS” means the payments set forth in Schedule 5.4 that correspond to each of the SALES MILESTONES.

1.78     “SHARES” has the meaning set forth in Section 5.1.

1.79     “SHARE TRANSFER” has the meaning set forth in Section 5.1.

1.80     “SHARE TRANSFER AGREEMENT” means an agreement having the terms, conditions and covenants set forth in Schedule 1.79.

1.81     “SHARE TRANSFER DATE” means the date which is the earlier of: (a) the Date of the SHARE TRANSFER AGREEMENT; and (b) the date upon which the SHARE TRANSFER occurs.

1.82     “SIGNIFICANT TRANSACTION” means with respect to a PRODUCT [***].

1.83     “SIGNIFICANT TRANSACTION PAYMENT” has the meaning set forth in Section 5.6.

1.84     “SIGNIFICANT TRANSACTION VALUE” means all compensation received by AXSOME other than reimbursement of costs and expenses incurred by AXSOME, including but not limited to patent costs, withholding taxes and other amounts actually withheld from or deducted against the amounts paid to AXSOME.

1.85     “SUBLICENSE” has the meaning set forth in Section 2.2.

1.86     “SUBLICENSEE” means a THIRD PARTY that has been granted a SUBLICENSE pursuant to Section 2.2.

1.87     “TAX ACTION” has the meaning set forth in Section 6.9.2.

1.88     “TERM” has the meaning set forth in Section 14.1.

1.89     “TERRITORY” means the territory of the United States of America.

1.90     “THIRD PARTY” means any PERSON other than a PARTY or an AFFILIATE of a PARTY.

1.91     “THIRD PARTY INFRINGEMENT” has the meaning set forth in Section 8.4.1.

1.92     “THIRD PARTY ROYALTIES” means with respect to a PRODUCT any royalties on the NET SALES of the PRODUCT that are NECESSARY to be paid for a license that is granted under a PATENT RIGHT of a THIRD PARTY.  “NECESSARY” as used in this Section 1.91 means with respect to a PATENT RIGHT, that the PATENT RIGHT would be infringed, if not for the grant of such license, by activity that has actually occurred in the DEVELOPMENT, MANUFACTURE or COMMERCIALIZATION of the PRODUCT.

1.93     “TRANSFER SCHEDULE” means the schedule of documents set forth in Schedule 1.92 relating to the LICENSED KNOW-HOW.

1.94     “UPFRONT PAYMENT” has the meaning set forth in Section 5.2.

1.95     “VALID CLAIM” means with respect to a particular country, a claim of a PATENT RIGHT within the LICENSED PATENT RIGHTS that: (a) with respect to an issued and unexpired patent, (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (ii) has not expired or been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise and (b) with respect to a pending patent application, has been prosecuted in good faith, has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.96     “VAT” has the meaning set forth in Section 6.9.1.

2.         License Grant

2.1       Subject to the terms and conditions of this AGREEMENT, PFIZER hereby grants to AXSOME an exclusive (even as to PFIZER), sublicensable (subject to Section 2.2), royalty-bearing right and license under the LICENSED IP to EXPLOIT the COMPOUNDS and the PRODUCTS in the FIELD within the TERRITORY.

2.2       Sublicense Rights.  Subject to the provisions of Section 2.2.1,  AXSOME shall be entitled to sublicense the rights granted to it by PFIZER under this AGREEMENT to: (a) an AFFILIATE of AXSOME;  (b) THIRD PARTIES; and (c) pursuant to an applicable SIGNIFICANT TRANSACTION provided that all of the provisions of Section 10 relating to the ROFNs have been complied with, (each such sublicense, a “SUBLICENSE”).  Notwithstanding the foregoing, the requirements set forth in Subsection 2.2.1 and 2.2.3 do not apply to SUBLICENSES granted by AXSOME to THIRD PARTIES to the extent necessary for conducting DEVELOPMENT or MANUFACTURING activities on behalf of AXSOME pursuant to this AGREEMENT only (e.g., contract manufacturing organizations, clinical research organizations).

2.2.1    All SUBLICENSES granted to THIRD PARTIES (except for those granted for purposes of DEVELOPMENT or MANUFACTURING on behalf of AXSOME or an AFFILIATE of AXSOME)  shall: (a) be in writing duly executed by AXSOME and the applicable THIRD PARTY; (b) not include any term, condition or covenant that is inconsistent or contrary to those set forth in this AGREEMENT; (c)  include PFIZER as a third party beneficiary with the right to enforce the terms,  conditions and covenants thereunder to the extent related to PFIZER’s rights granted under this AGREEMENT;  (d)  prohibit the SUBLICENSEE from granting further SUBLICENSES;  (e)  not include any term, condition or provision that restricts or adversely impacts the ROFN; and (f) include provisions consistent with Section 14.5.2.

2.2.2    In no event shall any SUBLICENSE relieve AXSOME of any of its obligations under this AGREEMENT.

2.2.3    AXSOME shall furnish to PFIZER a true and complete copy of each SUBLICENSE granted to THIRD PARTIES (except for those granted for purposes of DEVELOPMENT or MANUFACTURING on behalf of AXSOME or an AFFILIATE of AXSOME)  and each amendment thereto, within thirty (30) days after such SUBLICENSE or amendment having been executed; provided that AXSOME may redact any terms not necessary to confirm compliance with the terms of this AGREEMENT.

2.3       Retained Rights.   AXSOME acknowledges and agrees that PFIZER shall retain the following rights under the LICENSED IP: (a) to conduct (or have conducted) directly or by contractors or collaborators in the TERRITORY any research and development activities solely on behalf of PFIZER or its AFFILIATES solely for use outside the Territory; (b) to supply in the TERRITORY through [***] small quantities of the COMPOUNDS to suppliers of research reagents solely as research reagents;  (c) to supply small quantities of the COMPOUNDS to THIRD PARTIES in the TERRITORY for academic, educational or other non-commercial research purposes (provided no such use of the COMPOUNDS is for human or veterinary clinical purposes); and (d) to MANUFACTURE or have MANUFACTURED the COMPOUNDS and PRODUCTS in the TERRITORY, but solely for the purposes of MANUFACTURING, DEVELOPMENT, COMMERCIALIZATION or other EXPLOITATION (or having MANUFACTURED, DEVELOPED, COMMERCIALIZED or otherwise EXPLOITED) outside of the TERRITORY.  For clarity, no provision of this AGREEMENT shall be deemed to restrict either PARTY’s rights to perform activities permitted under APPLICABLE LAW of the TERRITORY related to safe harbor, research exemptions, executive declarations of urgent public health needs or the like (e.g., exemptions under 35 USC 271(e)(1)).

2.4       Residuals.  PFIZER shall be permitted to use for any purpose the RESIDUALS resulting from its access to or work with any COMPOUND,  PRODUCT or LICENSED IP.

2.5       No Additional Rights.  Nothing in this AGREEMENT shall be construed to confer any rights upon AXSOME or PFIZER by implication, estoppel, or otherwise as to any technology or INTELLECTUAL PROPERTY RIGHTS of the other PARTY or its AFFILIATES other than the rights in LICENSED IP expressly granted herein, regardless of whether such technology or INTELLECTUAL PROPERTY RIGHTS shall be dominant or subordinate to any LICENSED IP.

3.         Transfer of Know-How.  Within thirty (30) days of the EFFECTIVE DATE, PFIZER shall transfer to AXSOME the documentation and materials set forth in the TRANSFER SCHEDULE.

4.         Development; Manufacturing; Commercialization

4.1       Sole Responsibility, Authority and Control.   As  between the PARTIES and subject to the provisions of Section 2.3 (retained rights), AXSOME shall have sole responsibility for the cost and expenses of, and the sole authority over and control of the DEVELOPMENT, MANUFACTURE, seeking and maintaining REGULATORY

APPROVALS and COMMERCIALIZATION of COMPOUNDS and PRODUCTS in the TERRITORY for the FIELD.

4.2       Diligence.  AXSOME shall use COMMERCIALLY REASONABLE EFFORTS and, if applicable, shall ensure that its AFFILIATES and SUBLICENSEES use COMMERCIALLY REASONABLE EFFORTS to DEVELOP, MANUFACTURE, seek and maintain REGULATORY APPROVALS and COMMERCIALIZE the COMPOUNDS and PRODUCTS in the TERRITORY for the FIELD.

4.3       Progress Reporting.  At least ninety (90) days prior to the start of each CALENDAR YEAR, AXSOME shall provide to PFIZER a report including (a) an update on the progress of AXSOME’s DEVELOPMENT and COMMERCIALIZATION activities, including studies completed or in progress, studies planned, and key achievements to date in the CALENDAR YEAR, (b) a summary of the planned DEVELOPMENT and COMMERCIALIZATION activities for the upcoming CALENDAR YEAR, including studies completed or in progress, studies planned, and key achievements and milestones that are expected and (c) a non-binding three (3) year forecast of payments that are anticipated to be made to PFIZER pursuant to Section 5, on a CALENDAR QUARTER basis for the first year and on a CALENDAR YEAR basis for the second and third years, provided however that AXSOME shall not be required to provide a forecast of ROYALTY PAYMENTS until after the first report of ROYALTY PAYMENT pursuant to Section 5.5.4 is provided to PFIZER.  With respect to the foregoing, AXSOME shall be obligated to use no more than COMMERCIALLY REASONABLE EFFORTS to provide the key achievements and milestones that are expected and the non-binding forecast of payments under Subsection (c) of this Section 4.3.  AXSOME would make available on a quarterly basis for a reasonable period of time, knowledgeable personnel to respond to questions from PFIZER or its AFFILIATES pertaining to the development and commercialization of the PRODUCT in order to assist PFIZER or its AFFILIATES with fulfilling any of PFIZER’s or its AFFILIATES revenue recognition procedures as they pertain to payments owed or potentially owed to PFIZER under this AGREEMENT.

5.         Consideration

5.1       Equity.  In consideration of the licenses and rights granted to AXSOME hereunder, AXSOME shall on the SHARE TRANSFER DATE issue to PFIZER,  that number of shares of AXSOME's common stock (the “SHARES”) having a value in the amount set forth in Schedule 5.1 based on the average closing price of the AXSOME’s common stock on the U.S. public market or exchange in which AXSOME shares are listed or traded for the ten (10) consecutive trading days immediately preceding the date of this AGREEMENT (the “SHARE TRANSFER”).  On the EFFECTIVE DATE the PARTIES shall enter into the SHARE TRANSFER AGREEMENT setting forth the terms and conditions of the SHARE TRANSFER, which shall include a restriction on the sale by PFIZER of the SHARES prior to the first anniversary of the EFFECTIVE DATE.

Upfront Payment.

5.2.1    As additional consideration of the licenses and rights granted to AXSOME hereunder, AXSOME shall pay to PFIZER a one-time, upfront, non-refundable and non-creditable payment in the amount set forth in Schedule 5.2 (the “UPFRONT PAYMENT”).

5.2.2    The UPFRONT PAYMENT shall be paid as set forth in Section 6.1.

5.3       Regulatory Approval Milestone Payments

5.3.1    As additional consideration of the licenses and rights granted to AXSOME hereunder, AXSOME shall pay to PFIZER the REGULATORY APPROVAL MILESTONE PAYMENTS after achievement of the corresponding REGULATORY APPROVAL MILESTONE set forth in Schedule 5.3 is achieved.

5.3.2    The REGULATORY APPROVAL MILESTONE PAYMENTS shall be paid as set forth in Section 6.2.

5.4       Sales Milestone Payments.  As additional consideration of the licenses and rights granted to AXSOME hereunder, AXSOME shall pay to PFIZER the SALES MILESTONE PAYMENTS set forth in Schedule 5.4 as follows:

5.4.1    SALES MILESTONE PAYMENTS shall be paid after achievement of the corresponding SALES MILESTONES 1 to 3;

5.4.2    On or after [***] from the FIRST COMMERCIAL SALE of any PRODUCT and after SALES MILESTONE 4 has been achieved, AXSOME shall pay PFIZER the SALES MILESTONE PAYMENT that corresponds to SALES MILESTONE 4, provided that: (a) the SALES MILESTONE PAYMENT corresponding to SALES MILESTONE 1 has not yet been paid; and (b) upon the subsequent achievement of SALES MILESTONE 1, the SALES MILESTONE PAYMENT that corresponds to SALES MILESTONE 1 shall be reduced by the amount paid for SALES MILESTONE 4;

5.4.3    For clarity, in the event that more than one SALES MILESTONE is attained in a CALENDAR YEAR, all applicable SALES MILESTONE PAYMENTS shall be paid for the applicable CALENDAR YEAR; and

5.4.4    The SALES MILESTONE PAYMENTS shall be paid as set forth in Section 6.3.

5.5       Royalty Payments

5.5.1    Generally.  As additional consideration of the licenses and rights granted to AXSOME hereunder, AXSOME shall pay to PFIZER for each PRODUCT the ROYALTY PAYMENTS based on the corresponding MARGINAL ROYALTIES calculated on a CALENDAR QUARTER basis beginning in the CALENDAR QUARTER of the FIRST COMMERCIAL SALE of the PRODUCT until termination of the ROYALTY TERM for such PRODUCT, subject to any applicable adjustments as set forth in Section 5.5.3.

5.5.2    Timing of Payments.  The ROYALTY PAYMENTS shall be paid as set forth in Section 6.4.

5.5.3    Adjustments

(a)        For each PRODUCT, AXSOME shall be entitled to reduce the ROYALTY PAYMENTS by [***] percent ([***]%) of any THIRD PARTY ROYALTIES actually paid to a THIRD PARTY for the NET SALES corresponding to the ROYALTY PAYMENTS, provided that such reduction shall be no more than that which reduces the ROYALTY PAYMENT for the applicable NET SALES to [***]percent ([***]

(b)        For each PRODUCT, AXSOME shall be entitled to reduce the ROYALTY PAYMENTS by [***] percent ([***]%) for any CALENDAR QUARTER in which GENERIC COMPETITION exists in the TERRITORY, provided that such reduction shall be no more than that which reduces the ROYALTY PAYMENT for the applicable NET SALES to [***] percent ([***]).

(c)        The total reduction of ROYALTY PAYMENTS pursuant to Subsections (a) and (b) of this Section 5.5.3 shall be no more than that which reduces the ROYALTY PAYMENT for the applicable NET SALES to [***] percent ([***]).  Notwithstanding the foregoing, if the reduction of ROYALTY PAYMENTS pursuant to Subsections (a) and (b) of this Section 5.5.3 would result in a ROYALTY PAYMENT for the applicable NET SALES of less than [***] percent  ([***]), the amount of the excess shall be carried forward and treated as a royalty reduction under this Section 5.5.3 in the following CALENDAR QUARTERS until all such amounts are deducted.

5.5.4    Reporting.  On or before [***] ([***]) days after each CALENDAR QUARTER of the ROYALTY TERM, AXSOME shall provide PFIZER with a report for each applicable PRODUCT that includes detailed information regarding applicable NET SALES calculations (including any deductions that may be applicable) and applicable ROYALTY PAYMENTS calculations.    All reports shall be the CONFIDENTIAL INFORMATION of AXSOME.

5.5.5    Acknowledgement.  The PARTIES acknowledge that ROYALTY PAYMENTS for NET SALES made in the absence of a VALID CLAIM covering a PRODUCT are paid as partial consideration for the rights granted under this AGREEMENT that are other than PATENT RIGHTS, including rights in the LICENSED KNOW-HOW.

5.6       Significant Transaction Payment.  In the event that AXSOME consummates a SIGNIFICANT TRANSACTION with a THIRD PARTY on or before [***] ([***])  [***]after the EFFECTIVE DATE, AXSOME shall pay PFIZER a payment of [***]percent ([***]) of the SIGNIFICANT TRANSACTION VALUE actually received from such THIRD PARTY pursuant to the SIGNIFICANT TRANSACTION (the

“SIGNIFICANT TRANSACTION PAYMENT”).  All SIGNIFICANT TRANSACTION PAYMENTS shall be paid in accordance with Section 6.5.

6.         Payments

6.1       Upfront Payment.  AXSOME shall pay to PFIZER the UPFRONT PAYMENT on the EFFECTIVE DATE.

6.2       Regulatory Approval Milestone Payments.  AXSOME shall pay to PFIZER each REGULATORY APPROVAL MILESTONE PAYMENTS no later than [***] ([***])  [***] following the occurrence of the corresponding REGULATORY APPROVAL MILESTONE.

6.3       Sales Milestone Payments.  AXSOME shall pay to PFIZER the SALES MILESTONE PAYMENTS within [***] ([***])  [***] after the end of the CALENDAR QUARTER in which the applicable SALES MILESTONE is achieved.

6.4       Royalty Payments.  AXSOME shall pay to PFIZER the ROYALTY PAYMENTS within [***] ([***])  [***] after the end of the applicable CALENDAR QUARTER.

6.5       Significant Transaction Payments.  AXSOME shall pay all SIGNIFICANT TRANSACTION PAYMENTS within [***] ([***])  [***] of receipt by AXSOME of each payment of consideration that corresponds to the applicable SIGNIFICANT TRANSACTION.

6.6       Other Payments.  All other payments under this AGREEMENT that are not otherwise set forth in this Section 6 shall, unless otherwise specified, be paid by AXSOME to PFIZER within [***] ([***])  [***] following receipt of an invoice thereof from PFIZER.

6.7       Late Payments.  Any amount required to be paid by a PARTY hereunder which is not paid on the date due shall bear interest at the highest rate permitted by APPLICABLE LAW, but no more than at [***] percent ([***]) above the thirty (30) day U.S. prime rate effective for the date such payment was due, as reported in the Wall Street Journal.  Such interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days payment is delinquent.

6.8       Method of Payments.  All payments by AXSOME to PFIZER shall be made by wire transfer via immediately available funds in U.S. Dollars to credit the bank account set forth below or such other bank account as designated by PFIZER in writing to AXSOME at least thirty (30) days before payment is due.  Any payment which falls due on a date which is not a BUSINESS DAY may be made on the next succeeding BUSINESS DAY.

Bank Name:	[***]
Bank Country:	[***]
Bank Address:	[***]
Bank Account Number:	[***]
Routing / ABA Number	[***]

6.9    Taxes6.9.1    General.  It is understood and agreed between the PARTIES that any payments made under this AGREEMENT are exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable.  In the event any payments made by AXSOME to PFIZER pursuant to this AGREEMENT become subject to withholding taxes under the APPLICABLE LAWS of any jurisdiction, AXSOME shall deduct and withhold the amount of such taxes for the account of PFIZER to the extent required by APPLICABLE LAW and such amounts payable to PFIZER shall be reduced by the amount of taxes deducted and withheld, which shall be treated as paid to PFIZER in accordance with this AGREEMENT.  To the extent that AXSOME is required to deduct and withhold taxes on any payments under this AGREEMENT,  AXSOME shall pay the amounts of such taxes to the proper GOVERNMENTAL AUTHORITY in a timely manner and promptly transmit to the payee an official tax certificate or other evidence of such withholding sufficient to enable PFIZER to claim such payments of taxes. PFIZER shall provide any tax forms to AXSOME that may be reasonably necessary in order for AXSOME not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Each PARTY shall provide the other with reasonable assistance to enable the recovery, as permitted by APPLICABLE LAW, of withholding taxes, VAT, or similar obligations resulting from payments made under this AGREEMENT, such recovery to be for the benefit of the PARTY bearing such withholding tax or VAT.

6.9.2    Tax Actions.   Notwithstanding anything in this Agreement to the contrary, if an action, including but not limited to any assignment or sublicense of its rights or obligations under this AGREEMENT, or any failure to comply with APPLICABLE LAWS or filing or record retention requirements (each a  “TAX ACTION”) by a PARTY leads to the imposition of withholding tax liability or VAT on the other Party that would not have been imposed in the absence of a TAX ACTION or in an increase in such liability above the liability that would have been imposed in the absence of such TAX ACTION, then (i) the sum payable by the PARTY that caused the TAX ACTION (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other PARTY receives a sum equal to the sum which it would have received had no TAX ACTION occurred and (ii) the sum payable by the PARTY that caused a TAX ACTION (in respect of which such deduction or withholding is required to be made) shall be made to the other PARTY after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with APPLICABLE LAW. For the avoidance of doubt, a PARTY shall only be liable for increased payments pursuant to this Section 6.9.2 to the extent such PARTY engaged in a TAX ACTION that created or increased a withholding tax or VAT on the other PARTY.

6.9.3    Cooperation.  The PARTIES agree to cooperate and produce on a timely basis any tax forms or reports, including an IRS Form W-8BEN, reasonably requested by the other PARTY in connection with any payment made by AXSOME to PFIZER under this AGREEMENT.

7.         Records; Audit Rights

Relevant Records.  AXSOME shall maintain and if applicable, ensure that its AFFILIATES and SUBLICENSEES maintain accurate financial books and records pertaining to COMMERCIALIZATION of the PRODUCTS by AXSOME,  its AFFILIATES or the applicable SUBLICENSEES, including any and all calculations of the payments under this AGREEMENT (collectively, “RELEVANT RECORDS”). AXSOME shall maintain the RELEVANT RECORDS for the longer of: (a) the period of time required by APPLICABLE LAW, or (b) three (3) years following expiration or termination of this AGREEMENT.

7.2       Audit Request.  PFIZER shall have the right during the term of this AGREEMENT and for twelve (12) months thereafter to engage, at its own expense, an independent auditor reasonably acceptable to AXSOME and subject to obligations of confidentiality imposed by AXSOME, which shall be in accordance with industry standards, to examine the RELEVANT RECORDS from time-to-time but no more frequently than once every twelve (12) months, as may be necessary to verify compliance of the payments made by AXSOME with the terms of this AGREEMENT.   Such audit shall be requested in writing at least seven (7) days in advance and shall be conducted during AXSOME’s normal business hours and otherwise in a manner that minimizes any interference to AXSOME’s business operations.

7.3       Audit Fees and Expenses.  PFIZER shall bear any and all fees and expenses it may incur in connection with any such audit of the RELEVANT RECORDS;  provided,  however, in the event an audit reveals an underpayment by AXSOME of more than [***] percent ([***]%) as to the period subject to the audit, AXSOME shall reimburse PFIZER for any reasonable and documented out-of-pocket costs and expenses of the audit within thirty (30) days after receiving invoices thereof, PFIZER shall have the right to examine the RELEVANT RECORDS of AXSOME up to once every six (6) months for the two (2) year period following the audit revealing such underpayment.

7.4       Payment of Deficiency; Overpayment.  If any audit establishes that AXSOME underpaid any amounts due to PFIZER under this AGREEMENT, then AXSOME shall pay PFIZER any such deficiency within thirty (30) days after receipt of written notice thereof.  For the avoidance of doubt, such payment will be considered a late payment pursuant to Section 6.7.   If any audit establishes that AXSOME overpaid any amounts, then PFIZER  shall credit the amount of such overpayment against future amount due under the AGREEMENT less the cost of the audit or refund such overpayment less the cost of the audit to AXSOME if no further amounts are due under the AGREEMENT within forty-five (45) days after receipt of written notice thereof.

8.         Intellectual Property

8.1       Pre-Existing IP.    Subject only to the rights expressly granted to the other PARTY under this AGREEMENT, each PARTY shall retain all rights, title and interests in and to any INTELLECTUAL PROPERTY RIGHTS that are owned, licensed or sublicensed by such PARTY prior to or independent of this AGREEMENT.

8.2       Ownership of Patents; Assignment of Patents.  During the TERM, title and ownership of the LICENSED PATENT RIGHTS shall remain with PFIZER or its

AFFILIATES as determined by PFIZER in its sole discretion.  PFIZER shall be entitled to transfer or have transferred ownership and title of the LICENSED PATENT RIGHTS to any of its AFFILIATES or to itself, as it deems necessary or desirable in its sole discretion, without the need to obtain prior approval from AXSOME; provided, however that such AFFILIATE is bound to the provisions of this AGREEMENT.

8.3       Patent Prosecution and Maintenance

8.3.1    Axsome Responsibility.  Upon the EFFECTIVE DATE, AXSOME shall be solely responsible for (subject to the provisions of Section 8.3.7 relating to the failure to prosecute or maintain) at its sole cost and expense and shall:

(a)        Prosecute on behalf of and in the name of PFIZER or PFIZER’s AFFILIATES, as applicable, the LICENSED PATENT RIGHTS, including performance of all actions necessary and related to reexaminations, reissues, interferences, inter partes review,  oppositions, pre and post grant proceedings, patent term extensions, patent term restorations, patent term adjustments and the like thereof (the “PATENT PROSECUTION”); and

(b)        Pay annuities and take all other actions necessary to maintain the LICENSED PATENT RIGHTS in force and effect (the “PATENT MAINTENANCE”).

8.3.2    External Patent Counsel.  Within thirty  (30) days of the EFFECTIVE DATE, PFIZER shall, if applicable, authorize and instruct any of its external patent counsel and agents managing any of PATENT PROSECUTION and PATENT MAINTENANCE to communicate with and act on the instructions of AXSOME regarding the further PATENT PROSECUTION and PATENT MAINTENANCE.  The costs and expenses of any activities relating to such instructions shall be billed solely and directly to AXSOME and AXSOME shall be solely responsible for such costs and expenses.

8.3.3    Powers of Attorney.  Within thirty (30) days of the EFFECTIVE DATE, PFIZER shall execute and have its AFFILIATES, if applicable, execute all powers of attorney and the like needed to effectuate the purposes of this Section 8.3.

8.3.4    Documents.  Within sixty (60) days of the EFFECTIVE DATE, PFIZER shall make COMMERCIALLY REASONABLE EFFORTS to provide to AXSOME all documents in its possession relating to the PATENT PROSECUTION and the PATENT MAINTENANCE.

8.3.5    Pfizer Right to Comment; Providing Information.  AXSOME shall provide PFIZER with copies of applicable documents and a reasonable opportunity (at least thirty (30) days) to review and provide comments to AXSOME with respect to any office actions or other communications of any applicable GOVERNMENTAL AUTHORITY, responses to such office actions or communications and the like relating to the PATENT PROSECUTION and the PATENT MAINTENANCE.  Upon request from PFIZER, AXSOME shall promptly provide PFIZER with full and complete details of all reasonably requested information relating to the PATENT PROSECUTION and the PATENT MAINTENANCE.

8.3.6    Assistance.  PFIZER shall use COMMERCIALLY REASONABLE EFFORTS to provide assistance to AXSOME with respect to the PATENT PROSECUTION or PATENT MAINTENANCE, subject to the following terms and conditions:

(a)        AXSOME shall make reasonable requests for such assistance; and

(b)        Any assistance provided by PFIZER shall be at AXSOME’s sole cost and expense.

8.3.7    Failure to Prosecute or Maintain.  With respect to any LICENSED PATENT RIGHT, in the event AXSOME elects to forgo the applicable PATENT PROSECUTION or the PATENT MAINTENANCE, or otherwise elects to terminate its license to any LICENSED PATENT RIGHTS,  AXSOME shall notify PFIZER in writing of such election (“ELECTION NOTICE”).  Each ELECTION NOTICE shall be provided at least forty-five (45) days prior to any applicable filing or payment due date.  Upon receipt of an ELECTION NOTICE,  PFIZER shall be entitled, upon written notice to AXSOME, at its sole discretion and expense, to undertake the applicable PATENT PROSECUTION or PATENT MAINTENANCE, in which case, as of the date of the applicable ELECTION NOTICE, the license granted in Section 2.1 with respect to such LICENSED PATENT RIGHT shall become non-exclusive and AXSOME will have no further rights and PFIZER will have no further obligations to LICENSEE, in respect of the PATENT PROSECUTION and PATENT MAINTENANCE thereto.

8.4       Infringement; Misappropriation

8.4.1    Notification.  Each PARTY will promptly notify the other PARTY in writing of any (i) actual or threatened infringement, misappropriation or other violation by a THIRD PARTY of any LICENSED IP in the FIELD and in the TERRITORY of which it becomes aware, including if such involves the filing of an ANDA under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a PRODUCT as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively or (ii) initiation of an action for declaratory judgment against any LICENSED PATENT RIGHT in the TERRITORY (any of (i) or (ii) constituting a “THIRD PARTY INFRINGEMENT”).

8.4.2    Right of First Enforcement

(a)        AXSOME shall have the first right (but not the obligation), at its sole cost and expense, to control enforcement of the LICENSED IP against any THIRD PARTY INFRINGEMENT.  AXSOME shall be entitled to name PFIZER as an additional party in applicable actions or proceedings if necessary in order to enable AXSOME to exercise its right to control enforcement against such THIRD PARTY INFRINGEMENT.  Prior to commencing any such action, AXSOME shall consult with PFIZER and shall give due consideration to PFIZER’s recommendations regarding the proposed action.  AXSOME shall give PFIZER timely notice of any proposed settlement of any such action or proceedings related to a THIRD

PARTY INFRINGEMENT.  AXSOME shall not, without the prior written consent of PFIZER, which consent shall not be unreasonably withheld or delayed, enter into any settlement that would: (i) adversely affect the validity, enforceability or scope of any of the LICENSED PATENT RIGHTS, or (ii) admits non-infringement of any LICENSED PATENT RIGHTS.  AXSOME shall not, without the prior written consent of PFIZER, which PFIZER shall have sole discretion in granting, enter into any settlement that (i) gives rise to liability of PFIZER or its AFFILIATES, or (ii) impairs PFIZER’s rights in any LICENSED IP or this AGREEMENT.

(b)        If AXSOME does not, with respect to its first right of enforcement under Section 8.4.2(a), obtain agreement from the alleged infringer to desist, or fails or refuses to initiate an infringement action by the earlier of (i) one hundred-twenty  (120) days following AXSOME’s receipt of notice of the alleged infringement or (ii) fifteen  (15) days before the expiration date for filing such actions, then PFIZER shall have the right, at its sole discretion, to control such enforcement of the LICENSED IP at its sole expense, and notwithstanding the provisions of Section 8.4.3, shall be entitled to retain any and all applicable recoveries; provided, however PFIZER shall not, without the prior written consent of AXSOME, which AXSOME consent shall not be unreasonably withheld, enter into any settlement that (i) gives rise to liability of AXSOME or its AFFILIATES, or (ii) impairs AXSOME’s rights in any LICENSED IP or this AGREEMENT.

8.4.3    Recoveries.  Subject to Subsection (b) of Section 8.4.2, any recoveries resulting from an action relating to a claim of THIRD PARTY INFRINGEMENT shall first be applied to reimburse each PARTY’s costs and expenses incurred in connection therewith.  If AXSOME institutes an action or proceeding, any remaining recoveries shall be retained by (or if received by PFIZER, paid to) AXSOME;  provided,  however,  PFIZER shall be entitled to ROYALTY PAYMENTS on such remaining recoveries of [***] percent ([***]%).

9.         Confidentiality

9.1       Definition.  “CONFIDENTIAL INFORMATION” of a PARTY means (i) this AGREEMENT including its terms and conditions and, subject to disclosure pursuant to the provisions of Section 15.2,  the existence thereof; and (ii) all other proprietary information and data of a financial, commercial or technical nature that such PARTY or any of its AFFILIATES has supplied or otherwise made available to the other PARTY, any of its AFFILIATES or any of their RECIPIENTS, in written, visual, or electronic form or if disclosed orally, summarized in writing and provided to the other PARTY within thirty (30) days after such disclosure.    Subject to the terms of this AGREEMENT, all LICENSED KNOW-HOW shall be considered the CONFIDENTIAL INFORMATION of PFIZER.   Confidential Information shall not include information that: (a) is, at the time of disclosure or becomes, after the time of disclosure, known to the public or part of the public domain through no breach of this AGREEMENT by the receiving PARTY; (b) was known to, or was otherwise in the possession of, the receiving PARTY prior to the time of disclosure by the disclosing PARTY; (c) is disclosed to the receiving PARTY on a non-confidential basis by a THIRD PARTY who is entitled to disclose it without breaching any confidentiality obligation to the disclosing PARTY; or (d) is independently developed by or on behalf of the receiving PARTY or any of its AFFILIATES, as evidenced by its written records.

9.2       Obligations.  The receiving PARTY shall protect all CONFIDENTIAL INFORMATION against unauthorized disclosure to THIRD PARTIES with the same degree of care as the receiving PARTY uses for its own similar information, but in no event less than a reasonable degree of care.  The receiving PARTY shall not use the CONFIDENTIAL INFORMATION of the other PARTY for any purpose other than as provided for in this AGREEMENT (which includes the exercise of any rights or the performance of any obligations hereunder).  The receiving PARTY may disclose the CONFIDENTIAL INFORMATION to its AFFILIATES and to their respective directors, officers, employees, subcontractors, current and prospective sublicensees, consultants, attorneys, accountants, banks, acquirers and investors (collectively, “RECIPIENTS”) who have a need to know such information for purposes related to this AGREEMENT,  provided that the receiving PARTY shall hold such RECIPIENTS to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this AGREEMENT. All obligations of confidentiality and non-use under this Agreement shall survive expiration or termination of this Agreement for a period of seven  (7) years, except that with respect to trade secrets, the obligations of confidentiality and non-use shall survive for so long as the applicable CONFIDENTIAL INFORMATION remains a trade secret.

9.3       Exceptions

9.3.1    Disclosure Required by Law.  Notwithstanding the restrictions set forth in this Section 9, the receiving PARTY shall have the right to disclose CONFIDENTIAL INFORMATION of the disclosing PARTY to the extent required under APPLICABLE LAWS or a court order or other governmental order, including regulations applicable to the public sale of securities, provided that in the receiving PARTY: (i) provides the disclosing PARTY with prompt notice of such disclosure requirement if legally permitted, (ii) affords the disclosing PARTY an opportunity to oppose, limit or secure confidential treatment for such required disclosure, to the extent practicable, and (iii) if the disclosing PARTY is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the CONFIDENTIAL INFORMATION that the receiving PARTY is legally required to disclose as advised by the receiving PARTY’s legal counsel.

9.3.2    Disclosure to Assignee of Payments.  PFIZER shall be entitled to disclose to a THIRD PARTY the CONFIDENTIAL INFORMATION of AXSOME for the purposes for discussing, negotiating and consummating a transaction with a THIRD PARTY to assign, pledge or otherwise transfer its rights to receive some or all of the MILESTONE PAYMENTS or the ROYALTIES PAYMENTS payable hereunder, provided that such THIRD PARTIES owes the obligation to PFIZER of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this AGREEMENT.

9.3.3    Disclosure for Regulatory Filings, Patent Filings, or Investment.  Notwithstanding anything herein, in addition to other disclosures allowed under this Article 9, AXSOME shall be entitled to also disclose the LICENSED KNOW-HOW to REGULATORY AUTHORITIES as reasonably needed to file and maintain REGULATORY APPROVALS FOR COMPOUNDS or PRODUCTS, in connection with any patent filing or to potential acquirors of AXSOME or of the PRODUCTS and their respective professional advisors, provided that any such disclosure shall be subject to a written confidentiality agreement with terms of non-disclosure no less restrictive than those set forth in this AGREEMENT.

9.4       Right to Injunctive Relief.  Each PARTY agrees that any breach of this Section 9 may cause irreparable harm to the other PARTY and shall entitle such other PARTY, in addition to any other remedies available to it (subject to the terms of this AGREEMENT), the right to seek injunctive relief enjoining such action.

9.5       Ongoing Obligation of Confidentiality.    Upon expiration or termination of this AGREEMENT, the receiving PARTY shall, and shall cause its RECIPIENTS to, destroy or return (as requested by the disclosing PARTY) any CONFIDENTIAL INFORMATION of the disclosing PARTY, except that the receiving PARTY (a) may retain a single copy of CONFIDENTIAL INFORMATION for the sole purpose of ascertaining its rights and responsibilities in respect of such information and (b) shall not be required to destroy any computer files stored securely by the receiving PARTY that are created by automatic system back up.

10.       Right of First Negotiation;  Significant Transactions

10.1     The following definitions shall apply to this Section 10:

10.1.1  “ROFN NEGOTIATION PERIOD” means a period beginning on the date of the ROFN EXERCISE NOTICE and ending on the date that is [***] ([***])  [***] thereafter.

10.1.2  “ROFN NOTICE PERIOD” means a period beginning on the date of the ROFN OFFER NOTICE and ending on the date that is [***] ([***])  [***] thereafter.

10.2     AXSOME hereby grants to PFIZER an exclusive right of first negotiation with respect to any newly proposed SIGNIFICANT TRANSACTION, in accordance with the terms and conditions set forth in this Section 10 (the “ROFN”).

10.3     Prior to entering into a negotiation with a THIRD PARTY for a proposed SIGNIFICANT TRANSACTION, AXSOME shall provide PFIZER with (a) written notice of the nature of the proposed SIGNIFICANT TRANSACTION and (b) a summary of the most recent material clinical data for the PRODUCT within AXSOME’s possession and control (such notice together with the related information (the “ROFN OFFER NOTICE”).

10.4     PFIZER shall have the right to enter into exclusive negotiations with AXSOME for the newly proposed SIGNIFICANT TRANSACTION by giving AXSOME written notice thereof (the “ROFN EXERCISE NOTICE”), provided that PFIZER has given the ROFN EXERCISE NOTICE on or before the end of the applicable ROFN NOTICE PERIOD.  In the event PFIZER does not provide a ROFN EXERCISE NOTICE within the ROFN

NOTICE PERIOD, the ROFN shall expire and shall be of no further force and effect, subject to provisions set forth in this Article 10.

10.5     During the ROFN NEGOTIATION PERIOD, the PARTIES shall engage in good faith negotiations for the proposed SIGNIFICANT TRANSACTION and shall endeavor to consummate the SIGNIFICANT TRANSACTION prior to the end of the ROFN NEGOTIATION PERIOD.  The information communicated between the PARTIES during such negotiations shall be considered CONFIDENTIAL INFORMATION of both PARTIES.

10.6     During the ROFN NOTICE PERIOD and the ROFN NEGOTIATION PERIOD, AXSOME shall not engage in negotiations of the proposed SIGNIFICANT TRANSACTION with any THIRD PARTY.

10.7     In the event that a proposed SIGNIFICANT TRANSACTION has not been consummated between the PARTIES by the end of the of the ROFN NEGOTIATION PERIOD, AXSOME shall be entitled after such time to engage in negotiations with a THIRD PARTY for the proposed SIGNIFICANT TRANSACTION, provided that  for a period of [***] ([***])  [***] following the end of the ROFN NEGOTIATION PERIOD, AXSOME shall not enter into such SIGNIFICANT TRANSACTION with a THIRD PARTY wherein the material terms and conditions thereof are less favorable to AXSOME as compared to the applicable terms and conditions proposed by PFIZER to AXSOME during the ROFN NEGOTIATION PERIOD.

10.8     If at any time between [***] and [***] any [***], then such proposed SIGNIFICANT TRANSACTION shall be deemed a newly proposed SIGNIFICANT TRANSACTION subject to a new ROFN and to all other rights as set forth in this Section 10, including the right to notice and to exclusive negotiation.

10.9     Within five (5) BUSINESS DAYS of the final execution, closing or otherwise consummation of a SIGNIFICANT TRANSACTION, AXSOME shall provide PFIZER with written notification including details regarding the material terms and conditions of the SIGNIFICANT TRANSACTION, subject to redactions for confidential information.

11.       Representations, Warranties and Covenants

11.1     Representations and Warranties by Each Party. Each PARTY represents and warrants to the other PARTY that as of the EFFECTIVE DATE:

11.1.1  it is a corporation or company, as applicable, duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

11.1.2  it has full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by APPLICABLE LAW and its organizational documents to authorize the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated by this AGREEMENT;

11.1.3  this AGREEMENT constitutes a valid and binding agreement enforceable against it in accordance with its terms; and

11.1.4  the execution and delivery of this AGREEMENT and all other instruments and documents required to be executed pursuant to this AGREEMENT, and the consummation of the transactions contemplated hereby do not and shall not: (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder; or (iii) cause it to violate any APPLICABLE LAW.

11.2     Representations and Warranties by Pfizer.    PFIZER represents and warrants to AXSOME that as of the EFFECTIVE DATE:

11.2.1  PFIZER (or one or more of its AFFILIATES) is or are the sole owner of the entire right, title and interest in and to the LICENSED IP free and clear from any liens, mortgages, security interests or other encumbrances;

11.2.2  PFIZER has the right to grant the licenses and other rights purported to be granted to AXSOME under this AGREEMENT; and

11.2.3  PFIZER has no KNOWLEDGE of having received any written notice from any THIRD PARTY claiming a right, title, interest, ownership, misappropriation or other proprietary rights to the LICENSED IP of such THIRD PARTY.

11.3     Representations, Warranties and Covenants by AXSOME

11.3.1  AXSOME covenants to PFIZER that it shall comply with all APPLICABLE LAW with respect to the performance of its rights and obligations hereunder; and

11.3.2  AXSOME represents and warrants that it is not prohibited by contractual obligation or by APPLICABLE LAW from DEVELOPING, MANUFACTURING, COMMERCIALIZING or otherwise EXPLOITING the COMPOUNDS or the PRODUCTS in the TERRITORY pursuant to this AGREEMENT.

11.4     No Action Required Which Would Violate Law11.5 .  In no event shall either PARTY be obligated under this AGREEMENT to take any action or omit to take any action that such PARTY believes, in good faith, would cause it to violate any APPLICABLE LAW.

11.6     No Other Warranties11.7     .    EXCEPT AS EXPRESSLY STATED IN THIS SECTION 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY INFORMATION OR MATERIALS PROVIDED BY PFIZER OR ITS AFFILIATES IS MADE AVAILABLE ON AN “AS IS” BASIS WITHOUT WARRANTY WITH RESPECT TO COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER KIND OF WARRANTY WHETHER EXPRESS OR IMPLIED.

12.       Indemnification

12.1     Indemnification by Axsome.  AXSOME agrees to indemnify, hold harmless and defend PFIZER and its AFFILIATES, and their respective officers, directors, employees,

contractors, agents and assigns (collectively, “PFIZER INDEMNITEES”), from and against any CLAIMS by a THIRD PARTY against a PFIZER INDEMNITEE (including reasonable costs of defense) arising or resulting from: (a) defects in the manufacture of any COMPOUND or any PRODUCT and defects in any PRODUCT; (b) AXSOME’s, its AFFILIATES’, contractors or the SUBLICENSEES’ (if applicable) use of any COMPOUND or any PRODUCT; (c)  the DEVELOPMENT of a COMPOUND or PRODUCT by AXSOME, its AFFILIATES, contractors or the SUBLICENSEES (if applicable), (d) the COMMERCIALIZATION of a COMPOUND or PRODUCT by AXSOME, its AFFILIATES, contractors or SUBLICENSEES (if applicable), (e) the negligence, recklessness or wrongful intentional acts or omissions of AXSOME, its AFFILIATES, contractors or the SUBLICENSEES (if applicable) in performing any activities under this AGREEMENT, (f) breach by AXSOME of any representation, warranty or covenant as set forth in this AGREEMENT or (g) breach by AXSOME of the scope of the license set forth in Section 2.1, except in each case (a)-(g) to the extent such CLAIM arises or results from the negligence, recklessness or wrongful intentional acts or omissions of any PFIZER INDEMNITEE or a  breach by PFIZER of any representation, warranty or covenant as set forth in this AGREEMENT.

12.2     Indemnification by Pfizer.  PFIZER agrees to indemnify, hold harmless and defend AXSOME and its AFFILIATES, and their respective officers, directors, employees, sublicensees, agents and assigns (collectively, “AXSOME INDEMNITEES”), from and against any CLAIMS by a THIRD PARTY against an AXSOME INDEMNITEE to the extent arising or resulting from (a) the negligence, recklessness or wrongful intentional acts or omissions of PFIZER or its AFFILIATES; (b) the breach by PFIZER of any representation, warranty or covenant as set forth in this AGREEMENT,  (c) acts or omissions of PFIZER or its AFFILIATES in the MANUFACTURE or COMMERCIALIZING of the COMPOUNDS and products containing the COMPOUNDS that occur prior to the EFFECTIVE DATE,  except in each case (a), (b) or (c) to the extent such CLAIM arises or results from (i) the negligence, recklessness or wrongful intentional acts or omissions of any AXSOME INDEMNITEE or (ii) breach by AXSOME of any representation, warranty or covenant as set forth in this AGREEMENT.

12.3     Indemnification Procedure.  In connection with any CLAIM for which a PARTY (the “INDEMNITEE”) seeks indemnification from the other PARTY (the “INDEMNITOR”) pursuant to this AGREEMENT, the INDEMNITEE shall: (a) give the INDEMNITOR prompt written notice of the CLAIM;  provided,  however, that failure to provide such notice shall not relieve the INDEMNITOR from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (b) cooperate with the INDEMNITOR, at the INDEMNITOR’s expense, in connection with the defense and settlement of the CLAIM; and (c) permit the INDEMNITOR to control the defense and settlement of the CLAIM;  provided,  however, that the INDEMNITOR may not settle the CLAIM without the INDEMNITEE’s prior written consent, which shall not be unreasonably withheld or delayed, in the event that such settlement materially adversely impacts the INDEMNITEE’s rights or obligations.

Further, the INDEMNITEE shall have the right to participate (but not control) and be represented in any suit or action by legal counsel of its selection and at its own expense.

13.       Limitation of Liability; Consequential Damages Waiver.

13.1     EXCEPT FOR A BREACH OF SECTION 9 (confidentiality) OR OBLIGATIONS ARISING UNDER SECTION 12 (indemnification), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOST REVENUES, REGARDLESS OF WHETHER IT HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE).

13.2     Liability Cap

13.2.1  "CAP" means the sum of [***],  [***] and [***] paid by AXSOME to PFIZER during the [***] ([***])  [***] immediately preceding the event giving rise to the applicable CLAIM.

13.2.2  IN NO EVENT SHALL PFIZER'S LIABILITY FOR DAMAGES IN CONNECTION WITH THIS AGREEMENT EXCEED THE CAP, REGARDLESS OF WHETHER PFIZER HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OR THE TYPE OF CLAIM, CONTRACT OR TORT (INCLUDING NEGLIGENCE); PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT PFIZER'S LIABILITY FOR DAMAGES RESULTING FROM ANY FRAUD OF PFIZER THAT OCCURRED PRIOR TO OR ON THE EFFECTIVE DATE.

14.       Term; Termination

14.1     Term.  The term of this AGREEMENT shall commence as of the EFFECTIVE DATE and shall expire on a PRODUCT-by-PRODUCT basis upon the expiration of the last-to-expire ROYALTY TERM for such PRODUCT (the “TERM”).   Upon such expiration, the license granted by PFIZER to AXSOME under Section 2.1 shall become non-exclusive,  fully-paid, royalty free, perpetual and irrevocable.

14.2     Termination for Cause.  Each PARTY shall have the right, without prejudice to any other remedies available to it at law or in equity, to terminate this AGREEMENT upon written notice to the other PARTY in the event the other PARTY materially breaches any of its obligations hereunder and fails to cure such breach within sixty (60) days of receiving notice thereof; provided,  however, if such breach is capable of being cured, but cannot be cured within such sixty (60) day period, and the breaching PARTY initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching PARTY shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed ninety (90) days.  Any termination by a PARTY under this Section 14.2 shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled from the other PARTY.   For the avoidance of doubt, AXSOME’s failure to use COMMERCIALLY REASONABLE EFFORTS to DEVELOP and COMMERCIALIZE the PRODUCT in accordance with Section 4.2 or failure to make a  MILESTONE PAYMENT or ROYALTY PAYMENT shall constitute a material breach by AXSOME under this AGREEMENT.

14.3     Termination for a Bankruptcy Event

14.3.1  Termination Rights.  PFIZER shall have the right to terminate this AGREEMENT in the event of a BANKRUPTCY EVENT of AXSOME.

14.3.2  Rights to Intellectual Property.  All rights and licenses granted under or pursuant to this AGREEMENT under Section 2.1, and shall otherwise be deemed to be, for purposes of Section 365(n) of the BANKRUPTCY CODE, licenses of rights to “intellectual property” as defined under Section 101 of the BANKRUPTCY CODE.   The PARTIES agree that either PARTY shall retain and may fully exercise all of its rights and elections under the BANKRUPTCY CODE.    The PARTIES further agree that in the event of a rejection of this AGREEMENT by AXSOME in any bankruptcy proceeding by or against AXSOME under the BANKRUPTCY CODE, (a) PFIZER shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property licensed by PFIZER to AXSOME, which, if not already in PFIZER’s possession, shall be promptly delivered to it upon PFIZER’s written request therefore, and (b) AXSOME shall not interfere with PFIZER’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with PFIZER in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, filings with REGULATORY AUTHORITIES and related rights, and LICENSED IP.

14.4     Termination for Convenience.  After the first anniversary of the EFFECTIVE DATE,  AXSOME shall have the right in its sole discretion and without cause to terminate this AGREEMENT in its sole and absolute discretion without any cause subject to ninety (90) days prior written notice to PFIZER, provided such notice is given no earlier than the date of such first anniversary.

14.5     Effects of Termination

14.5.1  Termination by Axsome for Cause.  In the event that AXSOME terminates this AGREEMENT pursuant to Section 14.2 (for cause) the following shall apply:

(a)        Rights and Obligations.  Except as otherwise provided herein, all rights and obligations of each PARTY hereunder shall cease.

(b)        Licenses.  The licenses granted to AXSOME pursuant to Section 2.1 but subject to Section 2.3 (retained rights) shall become perpetual and irrevocable.

14.5.2  Termination by Pfizer for Cause or Bankruptcy Event; Termination by Axsome for Convenience.  In the event that PFIZER terminates this AGREEMENT pursuant to Section 14.2 (for cause) or Section 14.3 (for bankruptcy) or AXSOME terminates this AGREEMENT pursuant to Section 14.4 (for convenience) the following shall apply:

(a)        Rights and Obligations.  Except as otherwise provided herein, all rights and obligations of each PARTY hereunder shall cease, including, subject to Subsection (c) of this Section 14.5.2, the licenses granted to AXSOME pursuant to Section 2.1.

(b)        Transition.  During the notice period provided in Section 14.2(termination for cause) or Section 14.4 (termination for convenience), as applicable to such termination, or as soon as practicable upon notice of termination pursuant to Section 14.3 (for bankruptcy):

(i)         Transition Plan.  Upon PFIZER’s request, the PARTIES shall negotiate a transition plan that includes, at a minimum, a plan for accomplishing the activities described in this Section 14.5.2(b).

(ii)       Technology Transfer.  Upon PFIZER’s request, AXSOME shall return to PFIZER or destroy all LICENSED KNOW-HOW transferred to AXSOME as of the effective date of termination.  For clarity, AXSOME shall have no obligation to transfer any KNOW-HOW or technology developed under the AGREEMENT during the TERM.

(c)        Sublicense Survival.  Each SUBLICENSEE (if applicable) shall be entitled, upon request by the applicable SUBLICENSEE,  to have the applicable SUBLICENSE survive the termination of this AGREEMENT and become a direct license from PFIZER, under the terms of this AGREEMENT applicable to the scope of such SUBLICENSE, on the condition that: (i) the SUBLICENSEE is not then in breach of its SUBLICENSE; and (ii) the SUBLICENSEE cures any the material breach by AXSOME, if such breach is a failure to pay any amounts due, and with respect to all other breaches, if such breach is applicable to the scope of the applicable SUBLICENSE, within sixty (60) days following the termination of this AGREEMENT or such longer period agreed by PFIZER and the applicable SUBLICENSEE.

14.6     Survival.  Expiration or termination of this AGREEMENT shall not relieve the PARTIES of any obligation accruing hereunder prior to such expiration or termination.  Without limiting the foregoing, the provisions of Sections 1 (definitions; interpretation), 2.3 (retained rights), 2.4 (residuals), 6 (payments), 7 (records; audit rights), 8.1  (pre-existing IP), 8.2  (ownership and assignment of patents), 9  (confidentiality), 11  (representations, warranties and covenants), 12  (indemnification), 13  (limitation of liability), 14.2 (termination for cause), 14.5  (effects of termination), 14.6  (survival), 15  (use of names, press releases, publications), 16  (insurance), 17  (dispute resolution), 18.1  (assignment), 18.2 (severability), 18.3  (governing law), 18.5 (waivers and amendments)

18.7  (successors and assigns), and 18.8  (notices) shall survive expiration or termination of this Agreement.

15.       Use of Names; Press Releases; Publications

15.1     Use of Names.  Neither PARTY (nor any of its AFFILIATES or agents) will use the registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignia, domain names, symbols or designs of the other PARTY or its AFFILIATES in any press release, publication or other form of promotional disclosure without the prior written consent of the other PARTY in each instance.

15.2     Press Releases.  The PARTIES agree that on the EFFECTIVE DATE, each PARTY may issue a  press release as set forth in Schedule 15.2.   Thereafter, if either PARTY desires to issue any press release or other public statement, whether written, electronic, oral or otherwise, disclosing the existence of this AGREEMENT, or the terms and conditions hereof, it shall first obtain the prior written consent of the other PARTY, such consent not to be unreasonably withheld or delayed; notwithstanding the foregoing, neither PARTY will be prevented from complying with or be required to obtain the written consent of the other PARTY in order to comply with any duty of disclosure it may have pursuant to APPLICABLE LAW or the rules of any recognized stock exchange (including filing a copy of this AGREEMENT or any information related thereto) so long as the disclosing PARTY provides the other PARTY at least ten (10) BUSINESS DAYS prior written notice to the extent practicable and only discloses information to the extent required by APPLICABLE LAW or the rules of any recognized stock exchange. The provisions of this Section 15.2 shall not be deemed to prohibit AXSOME from public disclosure of aspects of its business relating to the DEVELOPMENT or COMMERCIALIZATION of the COMPOUNDS or the PRODUCTS in the TERRITORY, but subject to AXSOME’s obligations of confidentiality under Section 9.

15.3     Publications.  During the TERM,  AXSOME shall have the right to publish academic, scientific or medical publications or public presentations that relate to the DEVELOPMENT of the COMPOUNDS or the PRODUCTS, but subject to AXSOME’s obligations of confidentiality under Section 9.  AXSOME shall comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication governed by this Section 15.3, including International Committee of Medical Journal Editors standards regarding authorship and contributions.

16.       Insurance

16.1     Insurance Requirements.  AXSOME shall maintain  until the later of (a) three (3) years after termination or expiration of this AGREEMENT or (b) the date that all statutes of limitation covering claims or suits that may be instituted for personal injury based on the sale or use of the PRODUCT have expired the following insurance issued by insurers having a minimum of “A-“ A.M. Best rating: (i) As of the EFFECTIVE DATE, commercial general liability insurance of not less than [***] per occurrence and [***] in the aggregate; (ii) prior to the initiation of a CLINICAL TRIAL of a PRODUCT, clinical trials insurance with coverage limits of not less than three million U.S. Dollars (US$ 3,000,000) per occurrence and [***] in the aggregate; and (iii) prior to AXSOME’s commercial launch of

a PRODUCT, product liability insurance with coverage limits of not less than [***] per occurrence and [***] in the aggregate.   The minimum level of insurance set forth herein shall not be construed to create a limit on AXSOME’s liability hereunder.  Such policies shall name PFIZER and its AFFILIATES as additional insured and provide a waiver of subrogation in favor of PFIZER and its AFFILIATES.  Such insurance policies shall be primary and non-contributing with respect to any other similar insurance policies available to PFIZER or its AFFILIATES.   Any deductibles for such insurance shall be assumed by AXSOME.

16.2     Certificates of Insurance.  Upon the EFFECTIVE DATE and annually thereafter, AXSOME shall provide certificates of insurance to PFIZER, evidencing the insurance coverage required under this AGREEMENT, except that at least thirty (30) days prior to the commencement of any CLINICAL TRIAL of a PRODUCT and on each anniversary of the EFFECTIVE DATE thereafter, AXSOME shall also provide to PFIZER certificates of insurance evidencing the required insurance coverage relating thereto.

16.3     Policy Notifications.  AXSOME shall ensure that PFIZER is given at least thirty (30) days prior written notice before cancellation, termination or any material change to restrict the coverage or reduce the limits afforded with respect to any insurance coverage as required under this Section 16.

17.       Dispute Resolution

17.1     General.  Any disputes, controversies or other claims arising out of this AGREEMENT, its interpretation, validity, performance, enforceability, breach or termination ("DISPUTES") that are not settled amicably shall be referred by sending written notice of the DISPUTE to the other PARTY for final and binding arbitration with the office of the American Arbitration Association in New York County, New York in accordance with the then-prevailing commercial arbitration rules of the American Arbitration Association.

17.2     Number of Arbitrators.  The arbitration of each DISPUTE shall be settled by a panel of (3) arbitrators.  Each PARTY shall select one (1) arbitrator, and such selected arbitrators shall mutually agree upon the third arbitrator.  Each PARTY shall be responsible for the costs of its selected arbitrator and the PARTIES shall equally share the costs of the third arbitrator.  Each arbitrator shall have no less than ten (10) years of experience in the development and commercialization of pharmaceutical products.

17.3     Powers of the Arbitrators.  For each DISPUTE:

17.3.1  The arbitrators are authorized to award to the prevailing PARTY, if a prevailing party is determined by the arbitrators, such PARTY's costs and expenses, including attorneys' fees;

17.3.2  The arbitrators shall not award punitive, exemplary, or consequential damages and the arbitrators shall not apply any multiplier to any award of actual damages, except as may be required by statute;

17.3.3  The arbitrators shall have the discretion to hear and determine at any stage of the arbitration any issue asserted by any PARTY to be dispositive of any claim or counterclaim, in whole or part, in accordance with such procedure as the arbitrators may deem appropriate, and the arbitrators may render an award on such issue; and

17.3.4  In addition to the authority conferred on the arbitrators by the rules designated in this AGREEMENT, and without prejudice to any provisional measures that may be available from a court of competent jurisdiction, the arbitrators shall have the power to grant any provisional measures that the arbitrators deems appropriate, including but not limited to provisional injunctive relief, and any provisional measures ordered by the arbitrators may, to the extent permitted by APPLICABLE LAW, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.

18.       General Provisions

18.1     Assignment.  Neither PARTY may assign its rights and obligations under this AGREEMENT without the other PARTY’s prior written consent, except that PFIZER may assign to a THIRD PARTY its rights to receive some or all of the payments payable hereunder and each PARTY may: (a) assign its rights and obligations under this AGREEMENT or any part hereof to one or more of its AFFILIATES without the consent of the other PARTY; and (b) assign its rights and obligations under this AGREEMENT or any part hereof to its successor in interest pursuant to a merger, acquisition, reorganization, consolidation or sale of all or substantially all of the assets of the business pertaining to the subject matter of the AGREEMENT.   In the event PFIZER assigns such rights to receive payments hereunder to a THIRD PARTY, any disclosure by PFIZER of reports and forecasts provided by AXSOME to PFIZER under Sections 5.5.4 and 4.3 shall be subject to the provisions of Section 9.3.2 (disclosure to assignee of payments).  The assigning PARTY shall provide the other PARTY with prompt written notice of any such assignment.  Any permitted assignee pursuant to clause (a) or (b) above shall assume all obligations of its assignor under this AGREEMENT,  provided that no permitted assignment shall relieve the assignor of liability for its obligations hereunder.  Any attempted assignment in contravention of the foregoing shall be void.

18.2     Severability.  Should one or more of the provisions of this AGREEMENT become void or unenforceable as a matter of law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this AGREEMENT, and the PARTIES agree to substitute a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the PARTIES under this AGREEMENT.

18.3     Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws in effect in the State of New York, U.S. without giving effect to any conflicts of laws provision thereof or of any other jurisdiction that would produce a contrary result.  The provisions of Section 17 (arbitration) are not intended to deprive any court of competent jurisdiction with respect to its power to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any judgment or award.  In any such action, the courts of the Southern District of New York shall have non-exclusive jurisdiction over any action brought to enforce this Agreement, and each of the PARTIES hereby irrevocably: (a) submits to such non-exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum; and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such PARTY.

18.4     Force Majeure.  Except with respect to delays or nonperformance caused by the negligent or intentional act or omission of a PARTY, any delay or nonperformance by such PARTY (other than payment obligations under this AGREEMENT) will not be considered a breach of this AGREEMENT to the extent such delay or nonperformance is caused by acts of God, natural disasters, acts of the government or civil or military authority, fire, floods, epidemics, quarantine, energy crises, war or riots or other similar cause outside of the reasonable control of such PARTY (each, a “FORCE MAJEURE EVENT”), provided that the PARTY affected by such FORCE MAJEURE EVENT shall promptly begin or resume performance as soon as reasonably practicable after the event has abated.  If a FORCE MAJEURE EVENT prevents a PARTY from performing any of its obligations under this AGREEMENT for one hundred eighty (180) days or more, then the other PARTY may terminate this Agreement immediately upon written notice to the non-performing PARTY pursuant to Section 14.2 (termination for cause).

18.5     Waivers and Amendments.  The failure of any PARTY to assert a right hereunder or to insist upon compliance with any term or condition of this AGREEMENT shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other PARTY.   No waiver shall be effective unless it has been given in writing and signed by the PARTY giving such waiver.  No provision of this AGREEMENT may be amended or modified other than by a written document signed by authorized representatives of each PARTY.

18.6     Relationship of the Parties.  Nothing contained in this AGREEMENT will be deemed to constitute a partnership, joint venture, or legal entity of any type between PFIZER and AXSOME, or to constitute one PARTY as the agent of the other.  Moreover, each PARTY agrees not to construe this AGREEMENT, or any of the transactions contemplated hereby, as a partnership for any tax purposes.  Each PARTY shall act solely as an independent contractor, and nothing in this AGREEMENT shall be construed to give any PARTY the power or authority to act for, bind, or commit the other PARTY.

18.7     Successors and Assigns.  This AGREEMENT shall be binding upon and inure to the benefit of the PARTIES hereto and their respective successors and permitted assigns.

18.8     Notices.  All notices, consents, waivers, and other communications under this AGREEMENT shall be in writing and shall be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt), (b) sent by email (with written confirmation of receipt), provided that a copy is sent by an internationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and email set forth below (or to such other addresses and email as a PARTY may designate by written notice):

If to PFIZER:

Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: General Counsel

Email: [***]

If to AXSOME:

Axsome Therapeutics, Inc.

200 Broadway, 3rd Floor

New York, New York 10038

Attention: General Counsel

Email: ___________________________________________

With a copy to (which shall not constitute notice or service of process):

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

Telephone:      (973) 307-3004

Facsimile:        (973) 520-2551

E-mail:            emilio.ragosa@dlapiper.com

Attention:        Emilio Ragosa, Esq.

18.9     Further Assurances.    AXSOME and PFIZER hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

18.10   No Third Party Beneficiary Rights.  This AGREEMENT is not intended to and shall not be construed to give any THIRD PARTY any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

18.11   Entire Agreement; Confidentiality Agreement

18.11.1            This AGREEMENT, together with its Schedules, sets forth the entire agreement and understanding of the PARTIES as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the PARTIES with respect to such subject matter, including, without limitation, that certain Confidential Disclosure Agreement by and between PFIZER and AXSOME with effective date of June 28, 2019  (“CDA”), which is hereby terminated and of no further force and effect.  The PARTIES acknowledge and agree that, as of the EFFECTIVE DATE, all CONFIDENTIAL INFORMATION (as defined in the CDA) disclosed by PFIZER or its AFFILIATES pursuant to the CDA shall be considered PFIZER’s  CONFIDENTIAL INFORMATION and subject to the terms set forth in this AGREEMENT.

18.11.2            In the event of any conflict between a material provision of this AGREEMENT and any Schedule hereto, the AGREEMENT shall control.

18.12   Counterparts.  This Agreement may be executed in two or more counterparts, including electronic counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.13   Cumulative Remedies.  No remedy referred to in this AGREEMENT is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this AGREEMENT or otherwise available under law.

18.14   Waiver of Rule of Construction.    Each PARTY has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this AGREEMENT.  Accordingly, any rule of construction that any ambiguity in this AGREEMENT shall be construed against the drafting Party shall not apply.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

AXSOME THERAPEUTICS, INC.
By:/s/ Herriot Tabuteau, M.D. Name: Herriot Tabuteau, M.D. Title: Chief Executive Officer

PFIZER INC.
By:/s/ Douglas Giordano Name: Douglas Giordano Title: Senior Vice President

Schedule 1.40

Licensed Patent Rights

Active Cases:

Docket No.	Country	Application Date	App. No.	Patent No.	Status
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Schedule 1.46

Net Sales of Combination Products

[***]

Schedule 1.79

Share Transfer Agreement

Schedule 1.92

Transfer Schedule

[***]

Schedule 5.1

Equity Payment

The value of the SHARES shall be of [***].

Schedule 5.2

Upfront Payment

The UPFRONT PAYMENT shall be [***].

Schedule 5.3

Regulatory Approval Milestone Payments

REGULATORY APPROVAL Milestone	REGULATORY APPROVAL MILESTONE PAYMENT
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Schedule 5.4

Sales Milestone Payments

SALES Milestone		SALES MILESTONE PAYMENT
SALES MILESTONE 1	[***]	[***]
SALES MILESTONE 2	[***]	[***]
SALES MILESTONE 3	[***]	[***]
SALES MILESTONE 4	[***]	[***]

Schedule 5.5

Royalty Payments

MARGINAL SALES RANGE*	MARGINAL ROYALTY RATE
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

* For each PRODUCT, ranges are of the NET SALES in a CALENDAR YEAR of the PRODUCT that are made during the ROYALTY TERM.

Schedule 15.2

Initial Press Release

Schedule 16.2

Certificates of Insurance